Exhibit 99.1

AFC Gamma, Inc. Announces Financial Results for Quarter Ended September 30, 2021

Company to host a conference call at 8:30 am (Eastern Time) on Thursday, November 4, 2021

WEST PALM BEACH, FL, November 4, 2021 (GLOBE NEWSWIRE) -- AFC Gamma Inc. (NASDAQ:AFCG) (“AFCG” or “AFC Gamma”) today announced its results for the quarter ended September 30, 2021.

Financial Highlights

•	Net income of $7.9 million in Q3 2021, or $0.48 per basic weighted average share of common stock

•	Distributable earnings of $7.2 million in Q3 2021, or $0.44 per basic weighted average share of common stock

•	Book value per common share of $16.69 as of September 30, 2021

•	Closed $119.2 million of new commitments in Q3 2021 and funded $89.3 million of new and existing commitments

•	Closed $50.0 million of new commitments and funded $52.3 million of new and existing commitments in the fourth quarter as of November 1, 2021

•	Paid a dividend of $0.43 per common share on October 15, 2021 for Q3 2021, representing a 13.2% increase from the prior quarter

•	Received a BBB+ investment grade rating from Egan-Jones in October 2021

•	Subsequent to the third quarter, AFCG closed its $100 million 5.75% senior unsecured debt offering

“We are pleased with the progress we are making on our business plan. Since the start of the third quarter, AFC Gamma closed on over $165 million in new commitments, and our pipeline remains robust,” stated Leonard Tannenbaum, AFC Gamma’s Chief Executive Officer. “Importantly, our successful completion of a $100 million unsecured debt offering established AFC Gamma’s initial debt cost of capital and enables the continued expansion of our loan portfolio. As a result of our growth and performance, we were also pleased to increase our quarterly dividend by 13.2% and reward our shareholders. We look forward to continuing to amplify our presence as a lender within the growing cannabis industry while delivering enhanced shareholder value.”

Portfolio and Investment Activity

•	Total loan commitments of $296.9 million ($243.0 million funded, $53.9 million unfunded) across 15 portfolio companies, as of September 30, 2021

•	Total loan commitments of $341.9 million as of November 1, 2021, with $292.4 million of outstanding principal across 14 portfolio companies

•	The portfolio’s weighted average yield to maturity was approximately 20% as of November 1, 2021, compared to 21% as of September 30, 2021

•	All loans are current and performing

Results of Operations for the Quarter Ended September 30, 2021

•	Total interest income of $10.6 million, an increase of $1.9 million, or 21.4%, compared to the prior quarter

•	Total expenses of $3.8 million, an increase of $0.9 million, or 28.7%, compared to the prior quarter

•	GAAP net income of $7.9 million, an increase of $3.3 million, or 71.4%, compared to the prior quarter

•	Earnings of $0.48 per basic weighted average common share

•	Distributable earnings of $7.2 million, or $0.44 per basic weighted average common share (see “Non-GAAP Financial Metrics” below for a reconciliation of GAAP net income to Distributable Earnings)

Dividend Payment

•	On October 15, 2021, AFC Gamma paid a regular quarterly cash dividend of $0.43 per share of common stock to its stockholders of record as of September 30, 2021

•	The aggregate amount of the regular cash dividend payment of $0.43 per share was approximately $7.1 million, which represents a 13.2% increase per share compared to the prior quarter

Capitalization and Liquidity

•
In July 2021, and in conjunction with AFCG’s follow-on public offering in June 2021, the underwriters partially exercised their over-allotment option to purchase 269,650 additional shares at $20.50 per share, totaling $5.0 million in net offering proceeds, less commissions and expenses.

•
On November 3, 2021, AFCG issued $100 million in aggregate principal amount of 5.75% senior unsecured notes due 2027. AFCG intends to use net proceeds from the offering to fund debt investments and for general corporate purposes.

•
On November 3, 2021, AFCG amended its secured revolving line of credit to, among other things, increase the available funding amount from $50 million to $75 million, reduce the interest rate from 6% to 4.75%, and extend the maturity date from December 31, 2021 to September 30, 2022. The line of credit, as amended, includes a one-time commitment fee and an unused fee, and requires that all payments of interest and fees go toward supporting charitable organizations, in each case subject to the terms of the Revolving Credit Agreement, as amended.

Additional Information

AFC Gamma issued a presentation of its third quarter 2021 results, titled “Third Quarter 2021 Earnings Presentation,” which can be viewed at www.afcgamma.com under the Investor Resources section. AFCG also filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, with the Securities and Exchange Commission on November 4, 2021.

AFC Gamma routinely posts important information for investors on its website, www.afcgamma.com. AFCG intends to use this webpage as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. AFCG encourages investors, analysts, the media and others interested in AFCG to monitor the Investors section of its website, in addition to following its press releases, SEC filings, public conference calls, presentations, webcasts and other information posted from time to time on the website. To sign-up for email-notifications, please visit the “Email Alerts” section of the website under the “IR Resources” section.

Conference Call & Discussion of Financial Results

AFC Gamma, Inc. will host a conference call at 8:30 am (Eastern Time) on Thursday, November 4, 2021 to discuss its quarterly financial results. All interested parties are welcome to participate. The call will be available through a live audio webcast at the Investor Relations section of AFCG’s website at www.afcgamma.com, or live by calling 1-833-693-0548 (domestic) or 1-661-407-1588 (international). All callers will need to enter the Conference ID number 9115448 and reference “AFC Gamma Q3 2021 Earnings Call” after being connected with the operator. The complete webcast will be archived for 90 days on the AFCG’s website. A telephone playback of the conference call will also be available from 12:00 pm Eastern Time on Thursday, November 4, 2021 until 11:00 am Eastern Time on Friday, November 12, 2021, 2021 by calling 855-859-2056 (domestic) and 404-537-3406 (international). For all replays, please reference Conference ID number 9115448.

About AFC Gamma, Inc.

AFC Gamma, Inc. (NASDAQ:AFCG) is an institutional lender to leading cannabis companies with strong operations and cash-flow prospects, real-estate-security and other collateral, and locations in states with favorable supply/demand fundamentals and legislative environments. AFC provides innovative and customized financing solutions through first-lien loans, mortgage loans, construction loans and bridge financings. AFC Gamma’s senior-management team has approximately 100 years of combined experience in investment management and disciplined credit investing across a range of economic cycles.

Non-GAAP Metrics

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Distributable Earnings is a measure that is not prepared in accordance with GAAP. Distributable Earnings, Adjusted Distributable Earnings and the other capitalized terms not defined in this section have the meanings ascribed to such terms in our most-recently filed quarterly report. We use this non-GAAP financial measure both to explain our results to stockholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that this non-GAAP financial measure and the information they provide are useful to investors since these measures permit investors and stockholders to assess the overall performance of our business using the same tools that our management uses to evaluate our past performance and prospects for future performance.

The determination of Distributable Earnings and Adjusted Distributable Earnings are substantially similar to the determination of Core Earnings under our Management Agreement, provided that Core Earnings is a component of the calculation of any Incentive Fees earned under the Management Agreement for the applicable time period, and thus Core Earnings is calculated prior to Incentive Fee expense, while the calculation of Distributable Earnings and Adjusted Distributable Earnings account for any Incentive Fees earned for such time period. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in declaring dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

Distributable Earnings and Adjusted Distributable Earnings are non-GAAP measures and should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

The following table provides a reconciliation of GAAP net income to Distributable Earnings and Adjusted Distributable Earnings:

	For the three months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020	For the nine months ended September 30, 2021	Period from July 31, 2020 to September 30, 2020
Net Income	$7,930,680	$2,106,250	$13,959,222	$2,106,250
Adjustments to net income
Non-Cash equity compensation expense	51,429	-	1,662,001	-
Depreciation and amortization	-	-	-	-
Unrealized (gain), losses or other non-cash items	(1,423,929)	(1,563,800)	(796,368)	(1,563,800)
Provision for current expected credit losses	660,612	-	1,372,498	-
Other adjustments	(62,320)	-	(62,320)	-
One-time events pursuant to changes in GAAP and certain non-cash charges	-	-	-	-
Distributable Earnings	$7,156,472	$542,450	$16,135,033	$542,450
Adjustments to Distributable Earnings
Organizational expense	-	616,190	-	616,190
Adjusted Distributable Earnings	$7,156,472	$1,158,640	$16,135,033	$1,158,640
Basic weighted average shares of common stock outstanding (in shares)	16,402,984	5,376,411	12,368,977	5,376,411
Adjusted Distributable Earnings per weighted Average Share	$0.44	$0.22	$1.30	$0.22

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. Certain factors, including the ability of our manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; the demand for cannabis cultivation and processing facilities; management’s current estimate of expected credit losses and current expected credit loss reserve and other factors discussed under the caption “Risk Factors” in our final prospectus filed June 24, 2021, relating to our Registration Statement on Form S-11, as amended (File No.333-257248) and exhibit 99.2 to our Current Report on Form 8-K, filed October 6, 2021, could cause actual results and performance to differ materially from those projected in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect AFC Gamma. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AFC GAMMA INVESTOR CONTACT:
Robyn Tannenbaum
(561) 510-2293
ir@advancedflowercapital.com

AFC GAMMA MEDIA CONTACT:
James Golden / Scott Bisang / Jack Kelleher
Joele Frank Wilkinson Brimmer Katcher
(212) 355-4449